Exhibit 99.1
For Immediate Release
SELECTICA REPORTS ON SELECTED FINANCIAL INFORMATION FOR THE THIRD QUARTER OF FISCAL 2007
SAN JOSE, Calif. — February 8, 2007 — Selectica, Inc. (Nasdaq: SLTC), a leading provider of enterprise contract lifecycle management solutions, today announced selected financial information for the third fiscal quarter ended December 31, 2006. Due to the previously announced independent review of past stock option grants that is currently being conducted, Selectica is not in a position at this time to report net income or earnings per share for the third quarter of fiscal 2007.
Revenue for the third quarter of fiscal 2007 was $3.7 million, which compares to revenue of $5.3 million for the same period in the previous year. The decline in revenue is primarily due to lower revenue derived from the legacy configuration, pricing and quoting (CPQ) business.
On a sequential quarter basis, revenue increased 23% from $3.0 million in the second quarter of fiscal 2007. The increase is attributable to higher revenues from both the contract management and CPQ businesses.
Services (which include subscription-based contract management solutions) represented 91% and licenses represented 9% of total revenue in the third quarter of fiscal 2007.
During the third quarter of fiscal 2007, Selectica took a number of restructuring actions to rationalize staffing levels and consolidate facilities. As a result of these actions, Selectica recorded a restructuring charge of $6.3 million ($5.9 million of which was a non-cash charge). The Company also capitalized approximately $0.6 million of fixed assets, primarily related to the relocation of the corporate headquarters.
At December 31, 2006, Selectica had $60.3 million in cash, cash equivalents and investments, and no long-term debt compared with $67.8 million at September 30, 2006. In the third quarter of fiscal 2007, the Company spent $3.5 million to repurchase approximately 1.9 million shares of its common stock at an average price of $1.85 per share. At December 31, 2006, Selectica had $13.9 million remaining under its $25.0 million stock repurchase program and approximately 28.5 million shares outstanding.
Stephen Bennion, CEO of Selectica, said, “During the third quarter, we accomplished our three primary objectives: continue growing our contract management business; rationalize our legacy CPQ business in a way that allows us to continue providing excellent service to our installed base; and reduce our expense levels through significant restructuring actions. While we reduced overall staffing levels, we also invested in more

Selectica, Inc.

executives that have contract management experience to further strengthen our engineering, sales and marketing departments. We believe this will help continue the development of this business. Our pipeline of contract management opportunities continues to build, including a growing number of potential deals with larger enterprises.
“With an increasing number of referenceable customers and industry analysts recommending our solution, we expect to generate continued growth in the contract management business. In addition, we are pursuing a number of opportunities with a telecom sales management application in the EMEA and Asia-Pacific markets that we believe could contribute revenue in the coming quarters,” said Mr. Bennion.
Review of Stock Option Granting Practices
As a result of its ongoing review of stock option granting practices, the Company does not expect to file its quarterly report on Form 10-Q for the quarter ended December 31, 2007, which is due on February 9, 2007. The Company intends to file its periodic reports as soon as possible after the completion of the independent review of past stock option granting practices.
As a result of not timely filing the Form 10-Q for the quarter ended September 30, 2006, the Company received a notice from the Nasdaq National Market that it is not in compliance with the Nasdaq’s marketplace rules, which could result in delisting from the Nasdaq Stock Market. Selectica requested a hearing before a Nasdaq Listing Qualifications Panel (the “Panel”) for continued listing on the Nasdaq National Market and the hearing was held on January 18, 2007. Pending a decision by the Panel, shares of Selectica’s common stock will continue to be listed on the Nasdaq National Market. There can be no assurance that the Panel will grant the Company’s request for continued listing.
Conference Call and Webcast
Selectica will hold a conference call to discuss third quarter financial information today at 2:00 p.m. Pacific time/5:00 p.m. Eastern time. The conference call will be webcast live via the Internet, and can be accessed on the investor relations section of the Company’s website (www.selectica.com). An archive of the webcast will be available in the same location shortly after the completion of the call.
About Selectica, Inc.
Selectica, Inc. (Nasdaq: SLTC — News) provides its customers with software solutions that automate the complexities of enterprise contract management and sales configuration lifecycles. The company’s high-performance solutions underlie and unify critical business functions including sourcing, procurement, governance, sales and revenue recognition. Selectica has been providing innovative, enterprise-class solutions for the world’s largest companies for over 10 years and has generated more than $500M in savings for its customers. Selectica customers represent leaders in manufacturing, technology,

Selectica, Inc.

healthcare and telecommunications, including: ABB, Alcoa, Applied Bio Systems, Bell Canada, Cisco, Dell, General Electric, Fireman’s Fund Insurance Company, Hitachi, International Paper, Juniper Networks, Rockwell Automation, Seton Hospital, Tellabs, Time Warner, Triad Hospitals and 7-Eleven. Selectica is headquartered in San Jose, CA. For more information, visit the company’s Web site at www.selectica.com.
Forward Looking Statements
The statements contained in this release that are not purely historical are forward-looking statements within the meaning of Section 21E of the Securities and Exchange Act of 1934, including statements regarding Selectica’s and its customers’ expectations, beliefs, hopes, intentions or strategies regarding the future and expectations regarding performance improvements or increases in sales attributable to Selectica’s existing and new products. All forward-looking statements included in this release are based upon information available to Selectica as of the date hereof, and Selectica assumes no obligation to update any such forward-looking statement. Actual results could differ materially from current expectations. Factors that could cause or contribute to such differences include, but are not limited to, (i) market and customer acceptance of new products of Selectica, including the on-demand contract management and sales execution products and the applications developed with joint venture partners, (ii) the success of the ongoing restructuring of Selectica’s operations, (iii) the conclusions resulting from the independent review of the Company’s past stock option granting practices, (iv) the Company’s inability to file periodic reports in accordance with the Securities Exchange Act of 1934, (iv) the inability of the Company to avoid delisting from the Nasdaq Stock Market if it receives a notice of non-compliance from the Nasdaq, (v) and potential regulatory inquiries and litigation relating to the review of past stock granting practices and any related restatement of the Company’s financial statements and (vi) other factors and risks discussed in Selectica’s Annual Report on Form 10-K for the fiscal year ended March 31, 2006 and in other reports filed by Selectica with the Securities and Exchange Commission.
Contact:
At Financial Relations Board:
Tony Rossi
Investor Relations
310-854-8317
# # #